State of Delaware
Secretary of State
Division of Corporations
Delivered 04:29 PM 05/15/2024
FILED 04:29 PM 05/15/2024
SR 20242161640 - File Number 3683857

Certificate of Registered Series of

McQueen Labs Series, LLC – Series 001 – 1986 Lamborghini Countach

In accordance with the Limited Liability Company Agreement of McQueen Labs Series, LLC, a Delaware series limited liability company (the "Company"), dated April 24, 2024 (the "Agreement"), upon the execution of this Certificate of Registered Series by the undersigned manager of the Company, McQueen Labs Series, LLC – Series 001 – 1986 Lamborghini Countach shall be formed as as a registered series of the Company pursuant to this Certificate of Registered Series, which shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the Effective Date of Establishment set forth below.

Name of Series	McQueen Labs Series, LLC – Series 001 – 1986 Lamborghini Countach
Effective Date of Establishment	May 15, 2024
Series Units:	An unlimited number of Class A Units, one Class X Unit, One Class B Unit
Number of Managers:	Three (3)
Managers:	McQueen Series Managers: Curtis Hopkins and Shahrouz Hafez Seller Series Manager: To be named at a later time.
Series Property	The Series Assets. For purposes of McQueen Labs Series, LLC – Series 001 – 1986 Lamborghini Countach, "Series Assets" refers to a 1986 Lamborghini Countach.
Additional Provisions	None

[Signature appears on following page]

#615999v2

Agreed and executed as of the Effective Date of Establishment as set forth above by the Company Manager:

McQueen Labs Inc.

By: /s/ Curtis D. Hopkins
Name: Curtis D. Hopkins
Title: Chief Executive Officer